Exhibit 1.1

Unofficial Translation of the Amended and Restated

Articles of Association of Magyar Telekom

Telecommunications Public Limited Company

Contents

1.	The Company Data	4
1.1.	The Registered Name of the Company	4
1.2.	The Company’s name in English	4
1.3.	The Registered Office of the Company	4
1.4.	Sites and Branch Offices of the Company	4
1.5.	The Duration of the Company	4
1.6.	The Scope of Activities of the Company	4
1.7.	The Company’s Registered Share Capital	5

Articles of Association of Magyar Telekom Plc.

2. The Shares of the Company		6
2.1	Share Capital	6
2.2.	Series “A” Shares	6
2.3.	Series “B” Voting Preference Share and Rights Attached Thereto	6
2.4.	The Nominal Value of Shares and the Certificate issued on the Dematerialized Share	8
2.5.	Transfer of Shares	8
2.6.	Shareholders’ Register	9
2.7.	Interim Share Certificates	9

3. Payment for shares		9
3.1.	Effecting Payment for Shares	9
3.2.	Recognition of Payment	9
3.3.	Contributions in Kind	9
3.4.	Recognition of Contributions in Kind	10
3.5.	Delay in Payment for Shares and Contributions in Kind	10
3.6.	Full Payment for Shares	10
3.7.	Termination of Shareholders’ rights	10

4. Rights of Shareholders and the Means of Exercising Shareholders’ Rights		10
4.1.	Dividends	10
4.2.	Distribution of Assets in Case of the Termination of the Company	10
4.3.	Voting Rights	10
4.4.	Limitation of the Rights of Shareholders	11
4.5.	Payment of Dividends	11
4.6.	Right to Convene the General Meeting	11
4.7.	Conditions for a General Meeting resolution resulting in the delisting of shares from the stock exchange	11

5. Rights to Information and Closing of the Shareholders’ Register		12
5.1.	Mandatory Dissemination of Information	12
5.2.	Shareholders’ Rights to Information	12
5.3.	Closing of the Shareholders’ Register	12

6. The General Meeting of the Company		12
6.1.	Supremacy of the General Meeting	12
6.2	Matters within the Exclusive Scope of Authority of the General Meeting	12
6.3.	Passing Resolutions	13
6.4.	Right to Convene General Meetings	13
6.5.	Notification of the Supervisory Board on the convocation of the General Meeting	13
6.6.	Occurrence and Agenda of a General Meeting	14
6.7.	Convocation of the General Meeting	14
6.8.	Notice of General Meetings	14
6.9.	Supplements to the agenda of a General Meeting	14
6.10.	Attendance List	14
6.11.	Quorum	14
6.12.	Opening of the General Meeting	14
6.13.	The Chairman of the General Meeting	15
6.14.	Election of the Officials of the General Meeting	15
6.15.	Order and Discussion of Items on the Agenda	15
6.16.	Suspended General Meeting	15
6.17.	Voting Procedures	15
6.18.	Passing Resolutions	16
6.19.	Minutes of the General Meeting	16
6.20.	Attendance by Officials of the Company	16

7. Board of Directors		16
7.1.	Status of the Board of Directors	16
7.2.	Members of the Board of Directors	17
7.3.	Interim Election	17
7.4.	Rules of Procedure and Chairman of the Board of Directors	17
7.5.	Quorum, Passing Resolutions	18
7.6.	Minutes	18
7.7.	Resignation, Death	18
7.8.	Liability of Directors	18

8. The Supervisory Board		18
8.1.	Status of the Supervisory Board	18
8.2.	Members of the Supervisory Board	18
8.3.	Duties	19
8.4.	Rules of Procedure	19
8.5.	Convocation of the General Meeting by the Supervisory Board	20

8.6.	Liabilities of Members of the Supervisory Board	20
8.7.	Audit Committee	20

9. The Auditor		21
9.1.	Election	21
9.2.	Duties of the Auditor:	21
9.3.	The rights and the responsibilities of the Auditor	21
9.4.	Auditor’s Conflict of Interest	21

10. Proper Signature on Behalf of the Company		21

11. Increase in the Registered Capital of the Company		22
11.1.	Cases	22
11.2.	Subscription preference right	22
11.3.	Prohibited Subscription	22
11.4.	Private Placement	22
11.5.	Conversion of Capital Reserves into Registered Capital	23
11.6.	Conditional capital stock increase by means of converting the convertible bonds to stocks	23

12. Decrease of the Registered Capital of the Company		23

13. Conflict of Interest		24

14. Indemnification of Members of the Board of Directors and the Supervisory Board		24
14.1.	Indemnification	24
14.2.	Advancing Expenses	24
14.3.	Insurance	24

15. Oher Provisions		24
15.1.	Financial Year	24
15.2.	Notices	25
15.3.	Interest	25
15.4.	Modification of Law	25
15.5.	Universal electronic communications service providing obligations:	25
15.6.	Miscellaneous	25

Annex 1		26

1. The Company Data

1.1. The Registered Name of the Company

The registered name of the Company is Magyar Telekom Távközlési Nyilvánosan Működő Részvénytársaság

The Company’s abbreviated name is Magyar Telekom Rt.

1.2. The Company’s name in English

The Company’s name in English is Magyar Telekom Telecommunications Public Limited Company

The Company’s abbreviated name: Magyar Telekom Plc.

1.3. The Registered Office of the Company

1013 Budapest  Krisztina krt. 55.

1.4. Sites and Branch Offices of the Company

(a) Sites of the Company:

1117 Budapest, Neumann János krt. 1/G

1122 Budapest, Maros u. 32.

1107 Budapest, Zágrábi u. 1-3.

1013 Budapest, Krisztina krt 32.

1122 Budapest, Maros u. 19-21.

1107 Budapest, Bihari u.6.

1082 Budapest, Horváth Mihály tér 17-19.

1052 Budapest, Városház u. 18.

1117 Budapest, Magyar tudósok krt.9.

1073 Budapest, Dob u. 76-78.

1051 Budapest, Petőfi Sándor u. 17-19.

1117 Budapest, Kaposvár u. 5-7

1117 Budapest, Budafoki u. 103-107

(b) Branch Offices of the Company:

4026 Debrecen, Bethlen u. 1.

3525 Miskolc Régiposta u. 9.

9400 Sopron, Széchenyi tér 7-10.

7601 Pécs, Rákóczi út 19.

8174 Balatonkenese, Parti sétány 51.

1.5. The Duration of the Company

The Company is established for an indefinite period of time.

1.6. The Scope of Activities of the Company

1.6.1. Main activity:

64.20. ‘03	Telecommunications

1.6.2. Other activities:

22.11. ‘03	Publishing of books
22.12. ‘03	Publishing of newspapers
22.15. ‘03	Other publishing
22.25. ‘03	Other activities related to printing
22.33. ‘03	Reproduction of computer media
32.20. ‘03	Manufacture of industrial transmission apparatus;

40.11’03	Production of electricity
45.11. ‘03	Demolition and wrecking of buildings, earth moving
45.21. ‘03	General construction of buildings and civil engineering works
45.31. ‘03	Installation of electrical wiring and fittings
50.10. ‘03	Sale of motor vehicles
51.14. ‘03	Agents involved in the sale of machinery, industrial equipment, ships and aircraft (except for the sale of ships and aircraft)
51.43. ‘03	Wholesale of electrical household appliances and radio and television goods
51.47. ‘03	Wholesale of other household goods
51.86. ‘03	Wholesale of other electronic parts
51.87. ‘03	Wholesale of other machinery for use in industry, trade and navigation
51.90. ‘03	Other wholesale
52.12. ‘03	Other retail sale in non-specialized stores
52.45. ‘03	Retail sale of electrical household appliances and radio and television goods
52.47. ‘03	Retail sale of books, newspapers and stationery
52.48. ‘03	Other retail sale in specialized stores
52.61. ‘03	Retail sale via mail order houses;
52.63. ‘03	Non-store retail sale;
52.74. ‘03	Repair n.e.c.
55.10. ‘03	Hotel services
55.23. ‘03	Other provision of lodgings
55.30. ‘03	Restaurants
55.52. ‘03	Catering
63.12. ‘03	Storage and warehousing
63.30. ‘03	Activities of travel agencies and tour operators
65.23. ‘03	Other financial intermediation n.e.c.
67.13. ‘03	Other financial auxiliary activities
67.20’03	Other insurance activities
70.11. ‘03	Development and selling real estate
70.20. ‘03	Letting of own property
70.31. ‘03	Real estate agencies
70.32. ‘03	Management of real estate on a fee or contract basis
71.10. ‘03	Renting of automobiles
71.21. ‘03	Renting of other land transport equipment
71.33. ‘03	Renting of office machinery and equipment including computers
71.34. ‘03	Renting of other machinery and equipment n.e.c.
71.40. ‘03	Renting of personal and household goods.
72.10. ‘03	Hardware-consultancy
72.21. ‘03	Issuing software
72.22. ‘03	Other software consultancy and supply (web page design)
72.30. ‘03	Data processing (on-line publication)
72.40. ‘03	Data base activities
72.50. ‘03	Maintenance and repair of office, accounting and computing machinery
72.60. ‘03	Other computer related activity
73.10. ‘03	Technical research and experimental development
74.12. ‘03	Accounting, book-keeping and auditing activities, tax consultancy
74.14. ‘03	Business and management consultancy activities
74.20. ‘03	Architectural and engineering activities and related technical consultancy
74.30. ‘03	Technical testing and analysis
74.40. ‘03	Advertising
74.85. ‘03	Secretarial and translation activities
74.86. ‘03	Call center activities
74.87. ‘03	Other business activities n.e.c.
80.42. ‘03	Adult and other education

1.7. The Company’s Registered Share Capital

The registered capital of the Company is HUF 104 276 831 500  (that is One hundred and four billion two hundred and seventy-six million eight hundred and thirty-one thousand five hundred HUF), comprised of  HUF 46 010 642 500 (that is forty-six billion and ten million six hundred and forty-two thousand five hundred HUF) cash contribution and HUF 58.266.189.000, that is Fifty Eight Billion Two Hundred and Sixty Six Million One Hundred and Eighty Nine thousand in-kind contributions.

1.8 Magyar Telekom Telecommunications Public Limited Company is the general legal successor of T-Mobile Hungary Telecommunications Company Limited by Shares (1117 Budapest, Kaposvár u. 5-7.; Corporate Registry No.: 01-10-042361)

2. The Shares of the Company

2.1. Share Capital

The total share capital of the Company consists of (i) 1 042 768 215 registered ordinary Series “A” Shares each having a nominal value of HUF 100 and (ii) 1 registered Series “B” Voting Preference Share with a nominal value of HUF 10.000.

The shares of the Company are put out in a dematerialized form.

Dematerialized shares are such registered shares that do not have serial numbers and the name and other data to clearly identify their owners are contained on the securities account.

2.2. Series “A” Shares

The holder of each Series “A” Share shall be entitled to one vote at the General Meeting of the Company and to all such rights attributed to such shareholder by Act IV of 2006  on Business Associations (hereinafter: the “Companies Act”) or these Articles.

2.3. Series “B” Voting Preference Share and Rights Attached Thereto

2.3.1. The “B” Share

(a) The Company has one (1) registered Series “B” Voting Preference Share (hereinafter: “B” Share) with a nominal value of HUF 10 000 issued for the benefit of the Hungarian State. According to Act LXXVI of 1997, Act CXXXIII of 2000 and Act XXIII of 2002 regarding the amendment of the Annex of Act XXXIX of 1995 on selling the assets of state-owned business associations and the Act LV of 2006, the ownership rights in connection with the “B” Share are exercised by the Minister of Economics and Transport.

(b) The “B” Share carries the same rights as the “A” Shares and additional rights as determined these Articles. The “B” Share may not be redeemed in the course of a reduction of the registered capital of the Company.

2.3.2. Rights attached to the “B” Share

2.3.2.1. The holder of the “B” Share shall have the right to nominate for election and propose the removal of one (1) member of the Board of Directors (the “B” Director) and one (1) member of the Supervisory Board (the “B” Supervisory Board Member).

The “B” Director and the “B” Supervisory Board Member shall be elected by the General Meeting.  On resolutions for the election or removal of the “B” Director and/or the “B” Supervisory Board Member (the right to remove or elect applies to any person who was initially nominated as a “B” Director or a “B” Supervisory Board Member) the “B” Share entitles its owner to fifty billion (50,000,000,000) votes at the General Meeting.

In order to secure the right of the “B” shareholder enumerated in this Section 2.3.2.1, in the event of an increase of the Company’s registered capital, the issuance of a new class of shares or the changing of the rights attached to a certain class of shares, these Articles shall be amended so that the voting rights of the “B” Share on the resolutions described in this Section will be sufficient to ensure that the holder of the “B” Share may approve any such resolutions without requiring additional votes.

The holder of the “B” Share has the right to request the Company’s Board of Directors to convene a general meeting for the purposes of electing and/or removing a “B” Director or a “B” Supervisory Board Member in the event the “B” Director or the “B” Supervisory Board member dies, resigns or becomes incapacitated or his removal is necessary.  The Board shall convene the General Meeting for the earliest possible date in accordance with the provisions of the Companies Act and the Articles.  In case of removal, the reasonable costs of the General Meeting shall be borne by the holder of the “B” Share.

2.3.2.2. The holder of the “B” Share has the right at any time to directly inspect the Shareholders’ Register and any books maintained by a depository for the Company’s shares appointed by the Company and may request copies thereof, which copies shall be provided within the shortest period of time possible but not later than thirty (30) days of receipt of such written request.

2.3.2.3. In the event of dissolution (végelszámolás) of the Company without a legal successor, the holder of the “B” Share, or any person designated by the holder of the “B” Share, acting on behalf of the Hungarian State for this purpose shall have an option to purchase all or any portion of the assets of the Company (including, without limitation, equity interests in other companies).  The purchase price for such assets shall be the appraised fair market value of such assets at the time of dissolution as determined by an independent appraiser mutually agreed upon by the holder of the “B” Share and the Company, or, if not so agreed, the Auditor of the Company.  The right to purchase described herein shall become exercisable upon determination of the purchase price for such assets in accordance herewith.

2.3.2.4. The holder of the “B” Share has the right to request from the Board of Directors at any time detailed information regarding the activities of the Company with respect to material questions affecting significantly the financial position of the Company.  Information requested in this manner from the Board of Directors shall be provided in writing to the holder of the “B” Share within a period of thirty (30) days from receiving such request; provided, however, that the Board of Directors has received a written acknowledgement of the holder of the “B” Share that material which is proprietary or which constitutes a business secret will be treated in a confidential manner.

2.3.2.5. The holder of the “B” Share has the right to request the Company to carry out an audit or other investigation, or to prepare any report or provide information, on any issue within the scope of the activities of the Auditor or the Supervisory Board pursuant to the law or these Articles.  Any such request shall be reasonable and shall specify in reasonable detail the subject of the audit or other investigation.  Such audit or investigation shall be carried out by the Auditor of the Company or by the Supervisory Board, respectively, or, with respect to an investigation, if so requested by the holder of the “B” Share, an independent expert designated by the Supervisory Board of the Company.  Any reasonable request of the holder of the “B” Share for an audit or investigation or for a report or information shall be complied with by the Auditor or the Supervisory Board and such audit, investigation, report or information shall be carried out or provided within the shortest possible time period. Any audit or other investigation shall be carried out at the cost of the holder of the “B” Share requesting such audit or investigation, to the extent that the audit or investigation does not reveal any act or omission constituting material shortcomings in the operations or financial affairs of the Company in the area in which the audit or investigation was requested.

2.3.2.6. The consent of the holder of the “B” Share and shareholders holding at least a simple majority of the outstanding voting stock of the Company (excluding the shares the acquisition of which is subject to the approval specified in this Section 2.3.2.6) shall be required to approve the acquisition, direct or indirect, of shares of the Company which, on a cumulative basis, would result in any person, or persons acting in concert (by virtue of agreement, ownership or otherwise), holding, directly or indirectly, 10% or more of the outstanding voting stock of the Company. The foregoing notwithstanding, no consent shall be required for: (i) acquisitions directly from persons holding 10% or more of the Company’s outstanding voting stock as at September 29, 1997  (ii) acquisitions directly from the transferees of the Existing Shareholders, (iii) acquisitions by an internationally recognised underwriter acquiring the Company’s shares for the exclusive purpose of distributing such shares in a public offering, (iv) acquisitions by depositories for the Company’s shares or certificates representing such shares appointed by the Company (but only (a) to the extent that the acquisition of such shares by the person or persons ultimately exercising shareholder’s rights attached to the shares held by the depositories do not require the consent set forth in this Section 2.3.2.6 and (b) on the condition that such depository undertakes to provide the list of such persons to the Company and the holder of the “B” Share upon request), or (v) direct or indirect sales or transfers of interest in any Existing Shareholder.

2.3.2.7. The prior written consent of the holder of the “B” Share shall be required to a transfer of shares in the Company if, as a result of such transfer, the transferee, directly or through a group of persons acting in concert (by virtue of agreement, ownership or otherwise), would acquire, on a cumulative basis, more than 49.9 % of the voting share capital of the Company.

2.3.2.8. The holder of the “B” Share shall be promptly notified by the Company of the receipt by the Company of a request to register any shares of the Company in the Shareholders’ Register of the Company the transfer of which the Company knows is subject to the consent requirement under the provisions of these Articles.

2.3.2.9. For any matters listed hereunder to be considered at the General Meetings of the Company, the presence of the holder of the “B” Share is necessary to constitute a quorum (in addition to the requirements of section 6.11. hereunder), and the affirmative vote of the holder of the “B” Share shall be required:

(a) increase and decrease of registered capital, unless otherwise provided by the Act on Business Associations or the Articles of Associations;

(b) change of rights attached to any class of shares, including, for the avoidance of doubt, any amendment to the rights of the “B” Share or the creation of a new class of shares with rights superior or equal to the rights or adversely affecting the rights of the “B” Share, or any amendment to the rights attached to any existing class of shares by providing them with rights superior or equal to the rights attached to the “B” Share;

(c) merger into or consolidation with another business entity, de-merger, transformation into another form of business association and termination of the Company without a legal successor;

(d) transfer, assignment, lease or the granting of permanent right to the use of, the creation of an encumbrance or security interest in a valuable right enabling the continuation of a specific activity of the Company to another business entity - i.e.  rights granted in the Contract regarding the provision of universal electronic communications services defined in Sections 117-118 of Act C. of 2003;

(e) election and removal of the “B” Director and the “B” Supervisory Board Member;

(f) conversion of type of shares;

(g) transfer of the total or a substantial part of assets of the Company. For the purposes of this Section “substantial” shall mean the transfer of assets which would render the Company incapable of performing its obligations pursuant to the  universal telecommunications service as defined in the Contract regarding the provision of Universal Telecommunications Services;

(h) any amendment to these Articles which would impinge the rights of the holder of the “B” Share granted by these Articles, including the authorization of the Board of Directors of the Company to increase the Company’s registered capital;

(i) issuance of convertible bonds or bonds conferring pre-emptive rights;

(j) decision on approval pursuant to Section 2.5(b) of these Articles.

2.4. The Nominal Value of Shares and the Certificate issued on the Dematerialized Share

Shares belonging to the same share type shall have the same nominal value.

The security account of the owner of dematerialized shares must include the data specified by the relevant laws:

A certificate — which does not qualify as a security — shall be issued on each type of dematerialized share and deposited in the central treasury, bearing the signatures of two members of the Board of Directors.

2.5. Transfer of Shares

(a) The acquisition and transfer of the dematerialized share shall only be effected through crediting or debiting the securities account. The owner of the security — unless the contrary is proved — shall be the person on whose account the security is registered. The transfer of registered or Interim Share Certificates shall be effective with respect to the Company when the name of the new owner of the shares has been entered in the Shareholders’ Register.

(b) The consent of the holder of the “B” Share and shareholders holding at least a simple majority of the outstanding voting stock of the Company (excluding the shares the acquisition of which is subject to such approval) shall be required to approve the acquisition, directly or indirectly, of the shares of the Company which, on a cumulative basis, would result in any person, or persons acting in concert (by virtue of agreement, ownership or otherwise), holding 10% or more, directly or indirectly, of the outstanding voting stock of the Company. The foregoing notwithstanding, no consent shall be required for: (i) acquisitions directly from the Existing Shareholders, (ii) acquisitions directly from the transferees of the Existing Shareholders, (iii) acquisitions by an internationally recognised underwriter acquiring the Company’s shares for the exclusive purpose of distributing such shares in a public offering, (iv) acquisitions by depositories for the Company’s shares or certificates representing such shares appointed by the Company (but only (a) to the extent that the acquisition of such shares by the person or persons ultimately exercising shareholder’s rights attached to the shares held by the depositories do not require the consent set forth in this Section 2.5(b) and (b) on the condition that such depository undertakes to provide the list of such persons to the Company and the holder of the “B” Share upon request), or (v) direct or indirect sales or transfers of interest in any Existing Shareholder.  No holder of any shares shall exercise any rights in respect of any shares acquired in violation of this Section and the Company shall not register such acquisition in the Shareholders’ Register of the Company.

(c) If as a result of a transfer of shares, the transferee, directly or through a group of parties acting in concert (by virtue of agreement, ownership or otherwise), would, on a cumulative basis, acquire more than 49.9 % of the voting share capital of the Company, the prior written consent of the holder of the “B” Share shall be required.  No holder of any shares shall exercise any rights in respect of any shares acquired in violation of this Section and the Company shall not register such acquisition in the Shareholders’ Register of the Company.

(d) In the event of transfer of shares the custodian shall notify the registrar as to the transfer within two days upon such event (i.e. transfer of shares to the securities account). If the shareholder wishes so the custodian will not announce the said data. The shareholder shall provide evidence that he acquired the shares in accordance with the conditions set forth in these Articles. In the event that the new owner of the shares provides the appropriate documents, the Company shall, within a period of fifteen (15) days, examine such documents and decide whether the new owner acquired the shares in accordance with the provisions of these Articles. If the Company establishes that the transfer occurred in violation of the Articles, it shall not register such transfer of shares. The Company shall promptly notify the new owner of its reasoned decision and the new owner shall have the right to request, within thirty (30) days of the rendering of such decision, the competent court to review the decision.

(e) Those shareholders who wish so, shall not be registered in the Shareholders’ Register in addition to those who obtained the shares in violation of laws or this Articles regarding the transfer of shares.

(f) The registrar, except in case set forth in Section 2.5. (d) and (e), shall not refuse prompt registry and shall promptly delete such shareholder who wishes so.

(g) If the ownership of the shareholder ceased to exist with the transfer of shares the custodian shall notify the registrar on this fact within two working days upon such event. The registrar, based on the notification, shall promptly incorporate such changes in the Shareholders’ Register.

(h) The shareholder may review the Shareholders’ Register and may request a copy on parts relevant to him from the Board of Directors or from the representative thereof. Such requests shall be met within five days by the registrar. Third parties may review the Shareholders’ Register as well.

2.6. Shareholders’ Register

2.6.1. The Board of Directors of the Company through the registrar assigned by the Board according to Section 202.§ (2) of the Act, maintains a Shareholders’ Register of the holders of registered shares (including holders of Interim Share Certificates or Preliminary Share Certificates) and shareholders’ proxies by the class of shares, in which the name - in case of a joint representative the relevant data of the joint representative respectively - and address (seat) of each shareholder (shareholder’s proxy) as well as the shareholding of each shareholder by the share series is recorded. The Company maintains a computerized Shareholders’ Register.

2.6.2. The registrar, assigned by the Board of Directors of the Company, fulfils the written requests of the not-yet-registered acquirer or his representative on registering the transfer of shares in the Shareholders’ Register - if it was not requested by the custodian — if the acquirer of the shares or his representative produces the securities account statement under his name that certifies the ownership of the share towards third parties at the time of its issuance and complies with the provisions of Section 2.5 of these Articles.

2.6.3. The condition of participating at the General Meeting is that the shareholder or the nominee (except proxy holders acting on the basis of the authorization of the shareholder issued in the form of a public instrument or a private document of full probative force) is registered as such in the Shareholders’ Register at least six (6) working days prior to the date of the General Meeting. The registry of shareholders in the Shareholders’ Registry may be at the Owner Compliance Turning Date prior to the GM or at the shareholder’s individual request. Those shareholders can exercise their voting rights at the GM who are entered into the Shareholders’ Registry and froze their shares up until the day of the GM. No entry in the Shareholders’ Register shall be made in the period of six (6) business days prior to the General Meeting.

2.6.4. The registrar, assigned by the Board of the Company may refuse the request for registration into the Shareholders’ Register by a person acquiring shares who omits to provide the supporting evidence that such a person is obliged to submit to the Company in accordance with Section 2.5 of these Articles. The registration into the Shareholders’ Register based on untrue, false or misleading statements may be deleted by a reasoned resolution of the Board of Directors.

2.7. Interim Share Certificates

Upon registration of an increase in the capital of the Company by the Court of Registration, the Company may issue Interim Share Certificates (“ideiglenes részvény”) if the amount of the contribution either undertaken to be acquired or registered by the shareholder until the shares are fully paid. The Interim Shares are securities, subject to the same rules that are applicable to shares. The transfer of Interim Shares are effected when the shareholder is registered in the Shareholders’ Register. Subsequent to the full payment of the share value and the production of new shares, the Board of Directors invalidates the Interim Shares in accordance with the provisions of the Companies Act.

3. Payment for shares

3.1. Effecting Payment for Shares

Unless otherwise provided by the resolution of the General Meeting regarding an increase in the Company’s capital,

a) in the case of increase of share capital by way of closed issue the subscribers for shares shall be obliged to pay at least 25% of the subscription price

b) in the case of increase of share capital by way of the public issue of new shares if the issue price of shares exceeds their face value the subscribers must fully pay the difference to the Company at subscription and provide written proof thereof, within a period of 15 days after the subscription for shares.

3.2. Recognition of Payment

Unless otherwise provided by the resolution of the General Meeting, cash payment for shares subscribed for shall be recognized when the total amount of the issue price has been credited to the Company’s account with a bank that is registered in Hungary.

3.3. Contributions in Kind

Subscribers shall be obliged to transfer any asset comprising contribution in-kind to the Company or place such assets at the Company’s disposal before the request for the registration of the Company is filed with the Court of Registration.

3.4. Recognition of Contributions in Kind

The Board of Directors shall issue a receipt in respect of any contributions in kind.

3.5. Delay in Payment for Shares and Contributions in Kind

Should a shareholder fail to make the contribution due to be paid to the Company as stipulated by Section 3.6, the Board of Directors shall set a 30-day deadline and call on the shareholder for compliance.”

3.6. Full Payment for Shares

Subject to the provisions of Section 3.1., each shareholder shall be obliged to pay up the full amount of the issue price of the shares subscribed by it to the Company as per Section 3.2 and 3.2. within one year from the registration date of the capital increase by the Court of Registration, unless the General Meeting provides for a shorter period at the commencement of the subscription period.

Shareholders shall be obliged to pay up the requested amount prior to the expiration of such one year period only if the Board of Directors, acting in accordance with the provisions of these Articles, or the resolution of the General Meeting increasing the capital of the Company, calls upon the shareholders to do so by means of a public announcement.  In such cases shareholders shall perform their obligations to pay up the issue price of shares within the applicable deadline set forth in such notice.  Any notice issued under this paragraph shall be published by the Company in accordance with these Articles governing the publication of notices and advertisements.  The stipulated period for payment shall commence upon the publication of the related notice.

Any notice issued under this paragraph shall contain a warning to shareholders of the consequences of delay in payment, non-payment or the failure to make a contribution in kind as set out in Section 3.7.

Subject to the provisions of Section 3.7, shareholder rights with respect to shares not fully paid for shall be exercised proportionately to the amount of payment made.

3.7. Termination of Shareholders’ rights

Should any shareholder fail to observe the deadline set under Section 3.5 herein, his membership (respectively his shareholder rights on the share(s) not paid up) shall cease on the following day and if no other person assumes the obligation of paying his financial contribution, the share capital of the company shall be lowered by the General Meeting by the amount of the financial contribution.

The conditions of assuming such obligation shall be determined at the same time when adopting a General Meeting resolution on capital increase, considering the provisions of Section 11 of the Company’s Articles of Association.

The defaulting shareholder is entitled to redemption of his paid up financial contribution either when his successor shareholder has paid his financial contribution to the company or after the decrease of the share capital.

4. Rights of Shareholders and the Means of Exercising Shareholders’ Rights

4.1. Dividends

Whenever a dividend or interim dividend is declared by the General Meeting, shareholders shall be entitled to such dividend or interim dividend in proportion to the nominal value of their shares pursuant to Section 4.5. herein.

4.2. Distribution of Assets in Case of the Termination of the Company

In the event of dissolution (végelszámolás) of the Company, the assets of the Company, including but not limited to the proceeds of purchases made in accordance with the provisions of Section 2.3.2.3, shall be distributed, after satisfying creditors, among all of the shareholders of the Company, such distribution to occur in accordance with the ratio of the nominal value of each shareholder’s shares to the total registered capital of the Company.

4.3. Voting Rights

Shareholders shall be entitled to voting rights attaching to their shares as described in Section 2 of these Articles.

4.4. Limitation of the Rights of Shareholders

Shareholders whose names have not been entered into the Shareholders’ Register and shareholders who acquired their shares in violation of the restrictions in these Articles pertaining to the transfer and the acquisition of shares shall not be allowed to exercise their rights attached to such shares vis-á-vis the Company.

4.5. Payment of Dividends

If the Annual General Meeting establishes that the company has made profit and determines that dividends should be paid only those shareholders or shareholder representatives shall be entitled to such dividends that are registered in the  Shareholders’ Register with respect to the Owner Compliance Turning Date and the statutory required data of which are available for the payment of dividends.

The Company pays the dividends to the shareholders from the date specified by the relevant resolution of the GM via wire transfer. The dividend payment period commences at the date specified by the resolution of the GM that decides on the approval of the report according to the Accounting Act and the use of the profit after tax, however, at least 10 working days must lapse between the first publication of the GM resolution regarding the commencement date of the dividend payment and the first day of paying the dividends.

Shareholders may claim dividends during the lapse period specified in the Civil Code (5 years). After that time their claim for dividends will lapse. Dividends not claimed by the shareholders shall be added to the capital reserve of the Company.

An interim dividend may be disbursed between the approval of two consecutive reports under the Accounting Act, if

—              on the basis of the interim balance it can be stated that the Company possesses sufficient coverage to pay the interim dividend and that the sum to be paid does not exceed the profit generated since closing the books according to the last business year’s annual report under the Accounting Act plus the unused profit reserve, and subsequent to the said outpayment the own capital of the share company — adjusted according to the Accounting Act— must not fall under the registered capital, and

—              Shareholders undertake to return the interim dividend if later, according to the report under the Accounting Act - and pursuant to Section 223 (1) of the Act on Business Associations — the law would not allow the outpayment of such dividend.

No dividend shall be paid the Company for its own shares, at specifying the amount due to the shareholders entitled to dividends the Company does not take the dividend of own shares into account.

4.6. Right to Convene the General Meeting

The General Meeting shall be convened if shareholders representing at least five percent of the votes or, in cases described in Section 2.3.2.1. of these Articles, the holder of the “B” Share requests the Board of Directors in writing to convene the General Meeting, stipulating the reason for and the object of their request.  The Court of Registration shall convene the General Meeting if the convocation of the General Meeting is requested in compliance with the above outlined procedure and the Board of Directors fails to act within a period of 30 days or fails to convene the General Meeting within the shortest notice period required by the law or these Articles after such action.

4.7. Conditions for a General Meeting resolution resulting in the delisting of shares from the stock exchange

The General Meeting may only make a resolution resulting in the delisting of shares from the stock exchange — including the decision resulting in the delisting a series of shares as a sanction - if any shareholder previously undertakes the obligation to submit a public bid for purchasing the shares in relation to delisting, according to the Regulations of the Budapest Stock Market for Listing, Continued Trading and Disclose.

5. Rights to Information and Closing of the Shareholders’ Register

5.1. Mandatory Dissemination of Information

In accordance with the rules of these Articles governing the publication of notices the report prepared according to the Accounting Act, the summaries of the Board and Supervisory Board reports, the summary of the submissions regarding the agenda items, the resolution proposals and the extract of the management report shall be published at least 15 days prior to the date of the GM.

5.2. Shareholders’ Rights to Information

Each shareholder has the right to attend the General Meeting, request information and comment on issues at the General Meeting.  Holders of voting shares have the right to make proposals and to vote.

The Board of Directors shall provide the necessary information to any shareholder with respect to any matter on the agenda of the General Meeting upon the request of such shareholder submitted in writing to the Board of Directors at least 8 days prior to the General Meeting. The Board of Directors may refuse to provide such information only if that would violate a substantial business interest or business secret of the Company.

As part of the rights of Shareholders to information shareholders may not  have access to the business books and other business documents of the Company.

5.3. Closing of the Shareholders’ Register

Shareholders, or shareholders’ proxies shall be entitled to exercise their voting rights at any General Meeting (1) if they have been duly registered as owners of shares or shareholders’ representatives in the Shareholders’ Register at least 6 (six) business days prior to such General Meeting. Subsequent to closing the Shareholders’ Register shareholders are not entitled to transfer their shares until the closing of the General Meeting.

6. The General Meeting of the Company

6.1. Supremacy of the General Meeting

The General Meeting is the highest decision-making body of the Company.  The decisions of the General Meeting, which are referred to as resolutions, are binding upon the shareholders, the other organs and the officers of the Company.

6.2. Matters within the Exclusive Scope of Authority of the General Meeting

The following matters shall be within the exclusive scope of authority of the General Meeting:

(a) to draw up and amend these Articles, unless otherwise provided by the law;

(b) unless otherwise provided by the law, the increase or decrease of the registered capital of the Company;

(c) to amend the rights attached to individual series of shares;

(d) any merger into, consolidation with another company limited by shares or de-merger of the Company, or any termination, dissolution, liquidation, or transformation of the Company into another corporate form;

(e) to decide on the approval of a public offer on own shares;

(f) decision on issuing convertible or subscription right bonds, unless otherwise provided by the law;

(g) to elect, remove and determine the remuneration of the members of the Supervisory Board, the Audit Committee and the Board of Directors;

(h) to elect, remove and determine the remuneration of the Auditor of the Company and to define the contents of the essential elements of the contract to be concluded with the auditor;

(i) to approve the report pursuant to the Act on Accounting, including the management report and to decide on the utilisation of after-tax earnings;

(j) to approve any change in the Company’s registered scope of activities;

(k) subject to Section 11.2, to appoint the person(s), pursuant to  Section 255 of the Companies Act, that are authorized to subscribe for shares in any private increase of the Company’s capital;

(l) the alteration of the number or par value of the B Share and any rights attached thereto;

(m) decision with respect to an approval pursuant to Section 2.5(b) of the Articles;

(n) to approve the registering of the Company’s shares on a stock exchange;

(o) transfer, assignment, lease or the granting of permanent right to the use of, the creation of an encumbrance or security interest in a valuable right enabling the continuation of a specific activity of the Company to another business entity - i.e. rights granted in the Contract that was concluded for the purpose of providing universal electronic telecommunications services pursuant to Articles 117-118 of Act C of 2003 on electronic communications;

(p) transfer of the total or substantial assets of the Company.  For the purposes of this Section “substantial” shall mean the transfer of assets which would render the Company incapable of performing its obligations performing its universal service providing obligations as defined in the Contract regarding the provision of Universal Telecommunications Services;

(q) to decide on measures that are capable of disturbing the relevant process in case of obtaining information on a public offer based on and in accordance with a separate Act;

(r) decision on request to delist the Company’s shares from a stock exchange (see Section 4.7.) ;

(s) to evaluate the work of the members of the Board of Directors in the previous business year, decision on granting relief to the members;

(t) decision on the payment of interim dividends, unless otherwise provided by the law;

(u) decision on the acquisition of the Company’s own shares;

(v) decision on the exclusion of subscription preference right,

(z) decision on any other issue that is referred to the authority of the General Meeting by the  law or these Articles.

6.3. Passing Resolutions

The General Meeting shall adopt resolutions by means of the casting of votes by voting shareholders in the manner stipulated by Sections 6.17. and 6. 18. of these Articles.

6.4. Right to Convene General Meetings

(a) The General Meeting shall be convened by persons authorized by the Companies Act and these Articles.

(b) In addition to cases stipulated by the Companies Act, the General Meeting also shall be convened:

(i) if the number of the members of the Board of Directors falls below six (6);

(ii) if the number of the members of the Supervisory Board falls below six (6); and

(iii) upon the request of the holder of the “B” share pursuant to Section 2.3.2.1. of these Articles.

(iv) if the number of the members of the Audit Committee falls below three (3);

(v) if the auditor and the Board fails to conclude the assignment contract regarding the auditing activities within 90 days upon the date of the GM that elects the auditor.

6.5. Notification of the Supervisory Board on the convocation of the General Meeting

If the General Meeting is convened by the Board of Directors, the Supervisory Board shall be informed of the items on the agenda prior to the publication of the notice of the General Meeting and the Supervisory Board may (acting within its statutory scope of activity), within eight days of being so informed, propose that further items be added to the agenda provided that it delivers to the Board draft resolutions proposed by it.  The Board of Directors shall include such items in the agenda and shall publish the related notice accordingly.

6.6. Occurrence and Agenda of a General Meeting

The Company shall hold a General Meeting at least once each year (the “Annual General Meeting”) where the annual balance sheet of the Company shall be approved.  The Annual General Meeting shall occur no later than April 30 of the year immediately subsequent to the business year in question.

In addition to the Annual General Meeting, the Company may hold extraordinary General Meetings at any time, if necessary.

6.7. Convocation of the General Meeting

Notice of each General Meeting of the Company — unless otherwise provided by the Act on Business Associations - shall be published in the manner stipulated by the applicable law and these Articles for the publication of the Company’s notices and advertisements 30 days prior to the date of such General Meeting. The public notice of the General Meeting of the Company shall be published by the body responsible for the convocation of the General Meeting either by law or by these Articles.

The members of the Board of Directors and the Supervisory Board as well as the Auditor of the Company shall also be notified of the convocation of any General Meeting in writing by registered mail within eight days after the publication of the announcement of such General Meeting.

6.8. Notice of General Meetings

The public announcement of each General Meeting shall contain:

(a) the name and the registered office of the Company;

(b) the date and the venue of such General Meeting;

(c) the items on the agenda of such General Meeting;

(d) the place and the date of the reconvened General Meeting to be held if the first General Meeting does not have a quorum; and

(e) the conditions for the exercise of the voting rights at such General Meeting.

6.9. Supplements to the agenda of a General Meeting

Shareholders representing at least one percent of the votes may, within eight days from the publication of the Announcement on the convocation of the General Meeting, request the Board of Directors in writing to include any issue in the agenda of the General Meeting.

6.10. Attendance List

The Company shall draw up an attendance list of shareholders attending the General Meeting. The attendance list shall contain the names of shareholders or their proxies or representatives, their addresses (registered offices), the number of shares of each series held by them and the number of votes that each is entitled to cast.  The attendance list shall be certified by the Chairman of the General Meeting as well as the minute keeper of such meeting.

6.11. Quorum

Subject to Section 2.3.2.9., the General Meeting shall be properly constituted with a quorum if shareholders representing more than half of the shares carrying voting rights at such General Meeting are present in person or by proxy within 60 minutes of the time stipulated in the public notice convening the General Meeting.  A second General Meeting convened and held within two hours from the time of the original General Meeting without a sufficient number of shares present to constitute a quorum shall have a quorum for the purposes of considering items on the agenda of the postponed General Meeting regardless of the voting rights represented at such meeting, however, for matters listed in Section 2.3.2.9. of these Articles, this shall be applicable only if the owner of the “B” type share or its attorney is present.

6.12. Opening of the General Meeting

The General Meeting shall be opened by the Chairman of the Board of Directors or the person designated by the Board of Directors for such purpose and such person shall be the Chairman of the General Meeting.  In the absence of such person, any shareholder may make a nomination for the Chairman of the General Meeting.  Nominations shall not be discussed in detail by the General Meeting but the Chairman of the General Meeting shall be elected by simple majority vote by reference to the nominal value of shares held by those present.

6.13. The Chairman of the General Meeting

The Chairman of the General Meeting:

(a) shall determine the number of shares carrying voting rights represented by shareholders attending the General Meeting and shall determine whether the General Meeting has a quorum;

(b) shall arrange for the preparation of the minutes of the General Meeting and the attendance list in accordance with the Companies Act;

(c) shall make recommendations for the minute keeper of the General Meeting, for the  shareholder, or  its proxy to certify the minutes, and, in the event of non-computerised voting, for the tellers.  In the event of computerised voting, the Chairman of the General Meeting shall act as teller;

(d) shall have the General Meeting adopt the sequence in which items on the agenda, including items duly added to the agenda, shall be discussed;

(e) shall chair discussions in the General Meeting and shall grant speakers the right to take the floor in the order corresponding to the sequence of their application for the floor;

(f) may stipulate a time limit for contributions to the discussion;

(g) shall put issues to a vote in order to adopt resolutions;

(h) shall determine the total number of votes cast in respect of, including the number of abstentions, votes for and against, each proposed resolution or amendment;

(i) shall state the result of each vote and shall declare the resolution of the General Meeting;

(j) shall call for breaks;

(k) may propose the suspension of the General Meeting; and

(l) shall declare the General Meeting closed if each resolution on the agenda has been voted on.

6.14. Election of the Officials of the General Meeting

The General Meeting shall elect its Chairman the keeper of the minutes, the person who shall certify the minutes, and, in case of non-computerised voting, the tellers.

6.15. Order and Discussion of Items on the Agenda

By the vote of a simple majority of the holders of voting shares cast at the General Meeting, shareholders may change the order in which items on the agenda are discussed but may not eliminate any item from the agenda.

The General Meeting may be suspended on one occasion and it must be resumed within 30 days from the date of the General Meeting.

6.16. Suspended General Meeting

Stipulations in relation to the originally convened General Meeting shall continue to apply to any suspended General Meeting, provided that it shall be ascertained whether the suspended General Meeting is properly constituted with a quorum. In all other respects, the rules pertaining to the original General Meeting shall be applied, with the exception of those on the convocation of the General Meeting and the election of the officials of the General Meeting.

6.17. Voting Procedures

6.17.1. At the General Meeting the voting shall be computerised.  The Chairman of the General Meeting may propose that some or all of the items of the agenda be voted upon in lieu of computerised voting by the show of the voting cards.  The Chairman’s motion shall be decided by a simple majority vote of the General Meeting.

6.17.2. At the venue of the General Meeting prior to commencement the Company shall issue a voting card or a remote-control for computerised voting (the “voting machine”) to each holder of voting shares after verification that the shareholder is duly registered in the Shareholders’ Register.

Voting machines or voting cards shall also be issued at the General Meeting to any shareholder in respect of newly-issued shares who has paid the subscription price in accordance with the resolution of the General Meeting and has been registered in the Shareholders’ Register in connection with a capital increase approved by the General Meeting.  Holders of Interim Share Certificates may exercise their voting rights only in proportion to the consideration already contributed.  If any shareholder fails to meet the above conditions, such a shareholder shall not be issued a voting card or a voting machine.

6.17.3 In the event of computerised voting, the tally of the votes shall proceed electronically.  Prior to the voting taking place, the General Meeting shall be advised by the Chairman or the person designated by him with respect to the technical details of the computerised voting.  The shareholders shall be advised of the results of the vote by the Chairman.

6.17.4 In the event of non-computerised voting, each shareholder shall receive a voting card.  Voting cards shall contain the name (business name) of the shareholder or shareholder representative address (seat), as well as the number and series of shares held by such shareholder and the votes such shareholder is entitled to cast.  The voting shall proceed by the show of the voting cards.

6.18. Passing Resolutions

6.18.1. Votes for or against a proposed resolution or amendment cast in accordance with the provisions of these Articles shall be regarded as votes duly cast. Abstentions shall not be considered as votes duly cast.   The General Meeting shall adopt its resolutions by a simple majority vote except for resolutions on issues listed in Section 6.2(a)-(f), (k-l), (n), (q), (r) and (u), which shall require at least a three-quarters majority of the votes cast. Notwithstanding anything herein to the contrary, if the General Meeting decides to override a resolution of the Board of Directors, such shareholders resolution shall be binding only if a three-quarter majority of the votes of the shareholders that are present vote in favour of such a resolution.

Disadvantageous resolutions regarding rights related to a series of shares can only be made by the General Meeting if the shareholders of the affected share series give their separate consent thereto. During this, provisions related to possible limitation or exclusion of share related voting rights — including the exclusion from own shares - shall not apply.

6.18.2. Resolutions of the General Meeting in matters listed under 2.3.2.9. of these Articles shall be passed only with the affirmative vote of the holder of the “B” Share.

6.19. Minutes of the General Meeting

6.19.1. Minutes shall be taken of the General Meeting which shall contain:

•                  the business name and registered seat of the Company;

•                  the venue and date of the General Meeting;

•                  the names of the Chairman of the General Meeting, the minute keeper, the shareholder certifying the minutes and the tellers;

•                  material events of the General Meeting and the proposals made;

•                  the resolution proposals, the number of votes in favour and against each resolution proposals and the number of abstentions;

•                  the objections of shareholders, members of the Board of Directors or Supervisory Board against a resolution if so requested by the objecting person, and all matters expressly requested by the shareholders, the Chairman of the Supervisory Board or the Auditor.

6.19.2. The minutes shall be signed by the minute keeper and the Chairman of the General Meeting and shall be certified by  one shareholder present elected for such purpose.

6.19.3. Any shareholder shall have the right to request the Board of Directors to issue a copy or an extract of the minutes.

Extract of the minutes of the General Meeting.

6.20. Attendance by Officials of the Company

The members of the Board of Directors and those of the Supervisory Board as well as the Auditor of the Company shall be invited to attend the General Meeting of the Company and shall respond to questions raised thereat by the shareholders.  The above-mentioned officials of the Company shall have the right to participate in the discussions.

7. Board of Directors

7.1. Status of the Board of Directors

The Board of Directors shall be the management body of the Company and the Board of Directors shall represent the Company with regard to third parties, in court and before other authorities.

7.2. Members of the Board of Directors

The Board of Directors shall be comprised of a minimum of six (6), and a maximum of eleven (11) members. The members of the Board of Directors shall be elected by the General Meeting. The assignment of the members of the Board of Directors lasts for a term of three years from the date of the annual General Meeting until May, 31 of the third year subsequent to the date of the said General Meeting with the exception, that if the General Meeting in the third year is held prior to May 31 than their assignment lasts until the date thereof. Unless otherwise provided by a separate arrangement, the removal of, or failure to re-elect, a member of the Board of Directors shall not affect the employment rights of such person in respect of the Company where such member of the Board of Directors is also an employee of the Company.

7.3. Interim Election

If the General Meeting elects a new member of the Board of Directors as a result of an increase in the membership of the Board of Directors, or on removal or becoming incapacitated of a member of the Board of Directors, the term of office of the new member shall be identical to the original term of office of the remainder of the Board of Directors.

7.4. Rules of Procedure and Chairman of the Board of Directors

Subject to the provisions of applicable law and these Articles, the Board of Directors shall draw up its own Rules of Procedure.

Member of the Board of Directors shall elect the Chairman of the Board in accordance with the provisions of the Rules of Procedure of the Board of Directors.  The Chairman shall perform such duties as described in the law, these Articles and the Rules of Procedure of the Board.

7.4.1. The Board of Directors shall:

(a) be responsible for all matters relating to the Company’s management and course of business not otherwise reserved to the General Meeting by these Articles or by the Companies Act;

(b) cause a report including the balance sheet and the profit and loss statement of the Company together with the management report to be prepared pursuant to the Act on Accounting and submit such report to the General Meeting with a proposal on the utilisation of after-tax earnings;

(c) have the books of the Company, including accounting records and the Shareholders’ Register, maintained in compliance with applicable regulations;

(d) make such filings with the Court of Registration and publish such information as may be required by applicable law and these Articles;

(e) draw up, at the end of each business year, a report for the General Meeting on the management of the Company, the assets of the Company, the financial situation of the Company and the business policy of the Company;

(f) adopt an annual business plan which shall contain specific authorisations to management relating to the operation of the business of the Company;

(g) have the authority to create committees of the Board consisting exclusively of Board members and to delegate part of its authority to such committees

(h) have the authority to create committees of  Board members and non-Board members, to designate the individuals who will serve on these committees, and to delegate authority to such committees;

(i) exercise employer’s rights towards the employees of the Company pursuant to the Rules on Organisation and Operation;

(j) have the authority to initiate and approve on behalf of the Company any amendment to the contract regarding the provision of the Universal Electronic Telecommunications Services.

(k) prepare quarterly reports for the Supervisory Board on the management financial status and the business policy of the Company;

(l) Ensures the purchase of own shares on the basis of the authorization of the General Meeting and arranges for the alienation of the Company’s own shares.

(m) decide on such increasing of the registered capital of the Company that is allocated to its scope of authority and the related amendment of the Articles of Association

(n) concludes the relevant contract with the auditor to carry out the relevant activities within 90 days upon making the resolution on the election of the auditor by the General Meeting.

7.5.2. Any transaction having a value of USD 100,000 or more between the Company and a controlling shareholder or its parent or subsidiary shall promptly be reported to the Board of Directors.

7.5. Quorum, Passing Resolutions

(a) The quorum for meetings of the Board of Directors shall be at least six (6) Directors.

(b) Each member of the Board of Directors shall have one vote.  The rules of the voting procedure shall be described in details by the Rules of Procedure of the Board of Directors.

7.6. Minutes

(a) Minutes of each meeting of the Board of Directors shall be kept, which shall contain the names of those present, the location and the date of the meeting, the principal issues raised in the course of discussion of individual items on the agenda, a transcript of the contribution of individual Directors to such discussions, the text of proposed resolutions, (if requested in advance by any such Director), the outcome of each vote and the votes cast by individual Directors, including the names of those who voted against any resolution. The exact text of resolutions adopted by the Board of Directors and any objections raised against resolutions.

(b) The minutes shall be signed by the Chairman of the meeting of the Board of Directors as well as the keeper of the minutes.  The minutes shall be certified by another participating Director.  The minutes of each meeting shall be distributed to the members of the Board of Directors and the Chairman of the Supervisory Board irrespective of whether or not they attended the meeting.

7.7.  Resignation, Death

If the resignation of a member of the Board of Directors or the death of a member results in a decrease in its membership below six (6), then the Board of Directors shall within the shortest possible time period from the occurrence of such an event convene a General Meeting.  Should the Board of Directors fail to do so, the General Meeting shall be convened by the Supervisory Board.

7.8. Liability of Directors

The members of the Board of Directors shall act with due care as it is generally expected from persons in such positions and - unless it is otherwise provided in the Act on Business Associations — must give priority to the interest of the company. The members of the Board shall be liable towards the Company pursuant to the general provisions of the civil law in case of causing damage to the Company through breaching the laws, the Articles, the resolutions of the General Meeting and their managerial duties. The indemnification liability of the members of the Board towards the Company is joint and severable according to the provisions of the Civil Code on jointly causing damage. If the damage was caused by the resolution of the management as a body, those members are exempted from such liabilities who did not participate in the voting or voted against the resolution in question.

The members of the Board of Directors shall bear unlimited and joint liability for those damages that arise from the announcement of false data, rights or facts to the Company Register or the late announcement of the same in addition to failing to file such announcement at all.

8. The Supervisory Board

8.1. Status of the Supervisory Board

The Supervisory Board oversees the management of the Company for the General Meeting. Within its scope of authority provided by the statutes, the Supervisory Board may request information from any member of the Board of Directors or from senior officials of the Company and may examine the books and documents of the Company.

8.2. Members of the Supervisory Board

8.2.1. The Supervisory Board shall be comprised of  3-15 members.. The members shall be elected by the General Meeting. The assignment of the members of the Supervisory Board lasts for a term of three years from the date of the annual General Meeting until May, 31 of the third year subsequent to the date of the said General Meeting with the exception, that if the General Meeting in the third year is held prior to May 31 than their assignment lasts until the date thereof.

8.2.2. The majority of the members of the acting SB must be independent. The SB member is independent if he has no other legal relationship with the Company than his SB membership.

8.2.3. The SB member shall not be regarded as an independent member, if

a) he is an employee or an ex-employee of the Company, in the latter case the conflict of interest exists for five years from the termination of the employment;

b) provides advisory services or other activities as a retained advisor for the Company or its senior managers in return of remuneration;

c) he is a shareholder of the Company who either directly or indirectly owns at least 30% of the votes or is a close relative/ common-law spouse to such person [Ptk. 685. § b);

d) he is a close relative to a — non independent — senior manager of the Company;

e) he is entitled to receive remuneration in case of the profitable operation of the Company or receives any other remuneration besides his fee as a SB member from the Company or an affiliated business association to the Company;

f) he is in a legal relationship with a non-independent member of the Company in another business association on the basis of which the non-independent member has controlling or supervisory rights;

g) he is the independent auditor of the Company or an employee / partner thereof for three years from the termination of this legal relationship;

h) he is a senior manager in a business association where the independent Board member is the senior manager of the public company.

8.2.4. The employees’ representatives in the Supervisory Board are appointed for election by the Works Council after consultation with the trade unions

8.2.5. If a new member of the Supervisory Board is elected by the General Meeting, or as a result of an increase in the membership of the Supervisory Board, or due to the removal or resignation of a member of the Supervisory Board, the term of newly elected members shall be identical to the original term of office of the remainder of the Supervisory Board.

8.3. Duties

The Supervisory Board shall examine every material report of business policy that is on the agenda of the General Meeting and every submission on issues within the exclusive sphere of authority of the General Meeting. The General Meeting may pass a resolution on a report pursuant to the Accounting Act and the use of the profit after income tax only upon receipt of the written report of the SB. The proposal of the Board of Directors on the payment of dividend and on the management report can only be submitted to the GM upon the receipt of the prior approval of the SB.  The Chairman (Deputy Chairman), in his absence, a member of the Supervisory Board presents the report of the Supervisory Board during the discussion of the given agenda item.

8.4. Rules of Procedure

8.4.1. The Supervisory Board acts as a body. The SB elects a chairman (if necessary, a deputy chairman) from among its members. The Supervisory Board sets its own Rules of Procedures, which are approved by the General Meeting.

8.4.2. Meetings of the Supervisory Board may be convened by the Chairman of the Supervisory Board. Any member of the Supervisory Board may immediately call a Supervisory Board meeting, stipulating in writing the reason for and the objective of such meeting if the Chairman of the Supervisory Board fails to fulfil such request within 8 days of receipt thereof and does not convene a meeting to a date within 30 days.

8.4.3. The Supervisory Board shall have a quorum if 2/3 (two-thirds) of its elected members are present. If the Supervisory Board is comprised of three members or if 2/3 of the members is less than 3 (three) persons, the presence of three members shall be necessary to constitute a quorum. If the number of Supervisory Board members falls below three or there is no one to convene its meeting the Board of Directors shall convoke the General Meeting to restore the proper operation of the Supervisory Board.

8.4.4. The meetings of the Supervisory Board shall be chaired by the Chairman of the Supervisory Board.  The Chairman of the Supervisory Board shall appoint the keeper of the minutes and that Supervisory Board member who will certify the minutes of the meeting, will put issues to the vote, and will declare the result of votes.

8.4.5. Minutes shall be kept of each meeting of the Supervisory Board, in accordance with the provisions hereof governing the minutes of meetings of the Board of Directors.

8.5. Convocation of the General Meeting by the Supervisory Board

The SB may convene an extraordinary General Meeting with an agenda proposed by itself, if, in its opinion, the activities of the management infringe the Statutes, the Articles of Association or the resolutions passed by the General Meeting; or otherwise interfere with the interests of the Company or its shareholders.

8.6. Liabilities of Members of the Supervisory Board

The members of the Supervisory Board shall bear unlimited, joint and several liability — according to the provisions of the Civil Code regarding jointly causing damage - for all and any damage caused to the Company by non-compliance with their supervisory obligations.

8.7. Audit Committee

8.7.1. The GM elects a 3-5 member Audit Committee from the independent members of the SB for the same durance as the membership of the relevant members in the SB according to Section 8.2.1. The Audit Committee shall act within its scope of authorities provided for the SB in the Act on Business Associations and these Articles as well as the rules of the Budapest Stock Exchange and the New York Stock Exchange and the regulations of the SEC.

8.7.2. The Chairman of the Committee is elected by the members of the Committee. Only such member can be elected to be a member who complies with the independency rules of both the rules of the SEC and the Act on Business Associations. At least one member must comply with the SEC requirements on being a financial expert.

8.7.3. The meeting of the Audit Committee shall have a quorum if three elected members are present. If the number of the AC members falls below three the Board — upon the notification of the SB — shall convene the GM to restore the proper operation of the body. The Audit Committee shall establish its own rules of procedure that enters into force with its approval by the SB.

8.7.4. The Committee shall, in particular:

•                  Be directly responsible for the oversight of the work of the independent external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•                  Evaluate the proposal of the Board of Directors on the election, recall and determining the remuneration of the independent external auditor;

•                  Subsequent to participating in the preparation of the auditor’s contract monitors the reasonableness of audit fees and quality (e.g. staffing, experience of auditing personnel, man hours expected, timeliness);

•                  Monitors the enforcement of the professional requirements towards the auditor and compliance with the rules regarding conflict of interest, carries out its duties regarding the cooperation with the auditor;

•                  Evaluates the operation of the financial reporting system and - if necessary — proposes measures, and within the framework of the above, supports the work of the Supervisory Board with respect to the proper supervision of the financial reporting system;

•                  Review the proposals on the approval of the reports prepared according to the Accounting Act and the use of the profit after tax prior to their submission to the SB;

•                  Review the audited financial reports prepared according to IFRS and US GAAP standards, the audit opinion of the independent external auditor prior to its submission to the SB, especially form the point of view of the changes of accounting guidelines or practice of the IFRS and US Generally Accepted Accounting Principles („US GAAP”) standards as well as the accounting adjustments, profitability preconditions, etc.;

•                  Review the Management Letter;

•                  Review the reports to be submitted to the stock exchanges and financial authorities;

•                  Review the internal audit environment and the processes applied during the preparation of financial reports;

•                  Review the efficiency of the internal audit function;

•                  Review the internal audit workplan prior to its submission to the SB;

•                  Review the report on the activity of the internal audit area prior to its submission to the SB;

•                  Review the risk management system and the risk reports;

•                  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•                  Review its tasks on a yearly basis;

•                  Complete all those tasks that the SB assigns to the scope of authority of the Audit Committee.

9. The Auditor

9.1. Election

The Annual General Meeting of the Company appoints the auditor for a specified period not exceeding two years in duration. The auditor’s assignment is deemed accepted if the auditor concludes an assignment contract with the Board of Directors within 90 days upon the auditor’s election. If the above deadline lapses without the any result the election of the auditor becomes void and the GM has to elect another auditor.

9.2. Duties of the Auditor:

(a) The Auditor shall be obliged to audit each report prepared pursuant to the Act on Accounting including the balance sheet and profit and loss statement, as well as  every material  report to be submitted to the General Meeting, with regard to the  authenticity of data contained therein and their compliance with  Hungarian statutes in force. The Auditor shall submit a report comprising its findings on such matters to the General Meeting.

(b) The Auditor shall provide all necessary professional support to the activities of the Board of Directors and the Supervisory Board.

9.3. The rights and the responsibilities of the Auditor

The Auditor shall have access to all information relating to the activities of the Company.  In connection with the performance of its duties, the Auditor:

(a) may request information from the members of the Board of Directors, of the Supervisory Board and from the employees of the Company;

(b) may verify and examine the cash in hand, ledgers, the securities portfolio, the inventory, the contracts and the bank account of the Company;

(c) shall attend the General Meeting that discusses the report of the Company prepared according to the Accounting Act;

(d) if required, may attend the meetings of the Board of Directors and the  Supervisory Board with the right to confer.

(e) shall be obliged to inform the Supervisory Board and the Audit Committee  and request the Board of Directors to convene a General Meeting, if:

(i) the Auditor becomes aware that a significant decrease in the Company’s assets is expected; or

(ii) the Auditor becomes aware of a fact that entails the liability of the Board of Directors or the Supervisory Board as set forth in the Companies Act.

(f) If the General Meeting is not convened or the General Meeting does not pass the resolutions required by the statutes the Auditor shall inform the Court of Registration carrying out legality supervision to this end.

9.4. Auditor’s Conflict of Interest

The founder, shareholders, members of the Board of Directors or the Supervisory Board and their relatives (Section 685(b) of the Civil Code), their common law spouse or any employee of the Company may not be elected as Auditor at any time during their association with the Company and for a period of three years after such association or employed by the Auditor, or have ownership interests in the Auditor, during the term of their association with the Company and for a period of three years thereafter. Persons included in the register of auditors in accordance with the relevant legal regulations may be elected as an auditor. Further requirements for auditors in terms of qualifications and conduct, and conflict of interest shall be laid down in specific other legislation.

10. Proper Signature on Behalf of the Company

(1) The firm shall be bound by the signature of (i) two members of the Board of Directors, or (ii) by a member of the Board of Directors and an employee of the Company authorized for this purpose by two members of the Board of Directors, or (iii) by two employees of the Company authorised for this purpose by two members the Board of Directors.  Such authorized signatories shall jointly sign their full names under the stamped, hand-written, typed or printed name of the company in the same way, that such signature appears in the signature book of the Company deposited with the Court of Registration.

11. Increase in the Registered Capital of the Company

11.1. Cases

Any increase in the registered capital of the Company shall be implemented in accordance with the resolution of the General Meeting or in accordance with the Article 11.4.1. with the resolution of the Board of Directors by means of a new issue of new shares either through the public offering or the private placement of shares, by the conversion of the Company’s reserves in excess of the registered capital into authorised capital or through conversion of convertible bonds into shares. The holders of the types or classes of shares which are directly affected by the capital increase, or the holders of shares which are deemed affected by the articles of association is required for the increase of the share capital as a pre-condition for the general meeting resolution adopted for the increase of share capital to take effect, that means the affected „A” and „B” series share owners. During this, provisions related to possible limitation or exclusion of share related voting rights — including the limitations related to own shares - shall not apply.

If, in the order of voting, the three-quarters majority approval of the „A” series share owners is granted first, than the three-quarters majority approval of the „B” series share owners is necessary for the validity of the resolution. If the three-quarters majority can not be obtained in case of any share type the proposal on increasing the registered capital must be withdrawn from the agenda.

11.2. Subscription preference right

11.2.1. Where the share capital is increased by way of contribution of cash, within the company’s shareholders first the holders of shares belonging to the same series of issue, and then the holders of convertible bonds and the holders of bonds with subscription rights in tandem shall be granted preferential rights — in this sequence — for the subscription of shares subject to the conditions laid down in this articles of association.

11.2.2. The Company shall inform the shareholders and the holders of convertible bonds and bonds with subscription rights concerning their options and the procedure to exercise the preferential right for the subscription of shares, including the face value or issue price of shares which may be acquired, and the first and last days of the 15 days period during which such right can be exercised.

11.2.3. Exercising the subscription or take-over preference rights can be excluded by the General Meeting — on the basis of the written submission of the Board of Directors. In this case the said submission of the Board of Directors must present the reasons of submitting the proposal on excluding subscription preference rights and the planned issuing value of the shares.

Content of the submission and its discussion:

The Board of Directors shall discuss and decide on the approval of the submission according to the rules set out in its Rules of Procedure than submits it to the General Meeting for approval.

The following must be defined in the submission:

•                  nominal value, pieces and series of the shares,

•                  in case of issuing new shares in a closed circle the declaration on undertaking the obligation to take-over of the shares, specifying the person(s) making the declaration,

•                  method of the increase of the registered capital,

•                  subscription minimum,

•                  draft modification of the Articles of Associations,

•                  issuance value of the shares and the conditions of their payment,

•                  in case of non-cash contributions the data related to their provision

•                  other significant data

11.3. Prohibited Subscription

Any subscription, by exercise of subscription preference rights, by a shareholder for shares of a Series which  may not be held by such person according to these Articles, shall not be effective.

11.4. Private Placement

The General Meeting may resolve that new shares to be issued in connection with an increase in the capital of the Company may be subscribed for exclusively by persons, or shareholders stipulated by the resolution of the General Meeting or in accordance with Article 11.4.1. with the resolution of the Board of Directors authorising such increase in capital.  If such persons or shareholders determined by the General Meeting or the Board of Directors have not subscribed for the volume of shares appropriate for the  subscription minimum by the closing date of the subscription period, the capital increase shall be deemed to have failed.

11.4.1. The Board of Directors shall be authorized to increase the registered capital of the Company in order to operate the stock option program by a maximum amount of490.000. thousand HUF, that is Four Hundred Ninety Million HUF, offered exclusively to such investors who wish to participate in the stock option program to be implemented at MATÁV Rt. The issue price shall be at least the par value of the share. This authorization of the Board of Directors shall be effective for five years until the date of the General Meeting, closing the business year of 2006.

11.5. Conversion of Capital Reserves into Registered Capital

The Company may increase its registered capital with its assets above the registered capital or a part thereof if according to the previous year’s report under the Act of Accounting or the interim balance the sufficient coverage of the capital increase is available and subsequent to the capital increase the amount of registered capital does not exceed its own capital, adjusted according to the Act of Accounting. The statement on the availability of the sufficient coverage from the assets above the registered capital, the figures of the annual report and the interim balance can be applied within six months upon the turning date of the above documents.

Shares falling on the increased registered capital shall be granted to the shareholders of the share company free of charge, in proportion to the nominal value of the shares of such shareholders.

11.6. Conditional capital stock increase by means of converting the convertible bonds to stocks

11.6.1. The General Meeting may decide on a conditional capital increase through the issue of convertible bonds. Bond owners may apply for bonds against the conditionally increased capital in line with the resolution of the General Meeting. The applications must be forwarded in writing to the Board of Directors with a simultaneous submission of the bonds, identifying the number and face value of the stocks applied for. If the bonds were issued at an amount below the face value or issue price of the shares, simultaneously with their declaration, bond holders shall pay the difference between the face value of the bond and the face value or issue price of the share to the private limited company. Upon the provision of such statement the bond holder shall be entitled to receive share certificates.

Specific terms for issuing bonds shall be set forth in a resolution by the General Meeting.

11.6.2. The resolution of the General Meeting accepting the conditional capital increase shall specify:

a) the method of issuing bonds (closed, public)

b) the number and face value of the bonds to be issued, as well as the value at issue, the series of bonds and the place and time of subscription

c) the terms under which the bonds can be converted into shares and the date

d) maturity of the bond, terms of payment of interest and other yields

e) procedures to be followed in the case of under or over subscription as well as the rules of allocation

f) in case of issuing privately held bonds the persons, the number of bonds that they can subscribe and other features thereof.

12. Decrease of the Registered Capital of the Company

The Company is entitled to decrease its registered capital.

The prevailing rules of decreasing the registered capital are set out in Title 2 and 3 of Chapter X of the Act on Business Associations.

The validity of the resolution aiming to decrease the registered capital is subject to the separate consent of the affected „A” and „B” series share owners, in each case with three-quarters majority of the votes cast. During this, provisions related to possible limitation or exclusion of share related voting rights — including the limitations related to own shares - shall not apply.

If, in the order of voting, the three-quarters majority approval of the „A” series share owners is granted first, than the three-quarters majority approval of the „B” series share owners is necessary for the validity of the resolution. If the three-quarters majority can not be obtained in case of any share type the proposal on decreasing the registered capital must be withdrawn from the agenda.

The detailed conditions of exercising shareholder rights must be included in the resolution of the General Meeting regarding the decrease of the registered capital.

13. Conflict of Interest

Members of the Board of Directors and the Supervisory Board and the Auditor, as well as their close relatives defined in Section 685(b) of the Civil Code, or any business entity within which the above persons hold an interest exceeding 10%, may not hold  an ownership interest exceeding 5% in, be employed by, be officers of or have any contractual arrangement with any business entity  competing with the Company unless it is permitted by the law and the General Meeting grants, with a three-quarter majority voting, an appropriate waiver from the provisions of this paragraph.

Members of the Board and the Supervisory Board as well as their close relatives (Section 685 (b) of the Civil Code) may on their behalf and to their benefit conclude agreements with the Company relating to the use of public purpose telecommunications services available to anyone.

In compliance with the authorization specified in paragraph (1) of Article 25 of the Act on Business Associations, the members of the Board of Directors and of the Supervisory Board may be elected as executive officer or members of the supervisory board of businesses that pursue activities identical with those of the Company and in which the Company holds at least 25 % ownership stake and/or voting rights.

Members of the Board and the Supervisory Board as well as their close relatives (Section 685 (b) of the Civil Code) may on their behalf and to their benefit conclude agreements with the Company relating to the use of public purpose telecommunications services available to anyone. The above provisions are not affecting the rules on the matter included in the Act on Business Associations.

14. Indemnification of Members of the Board of Directors and the Supervisory Board

14.1. Indemnification

The Company shall, to the fullest extent permitted by law, indemnify any member or former member of the Board of Directors or any member or former member of the Supervisory Board who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact of his current or former position at the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

14.2. Advancing Expenses

Expenses (including reasonable attorney’s fees) incurred by a member of the Board of Directors or the Supervisory Board in defending any civil, criminal or administrative action, suit or proceeding may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to Section 13.1.

14.3. Insurance

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a member of the Board of Directors or the Supervisory Board against any liability asserted against him and incurred by him in any such capacity, whether or not the Company would have the right to indemnify him against such liability under the provisions of Sections 13.1. and 13.2. or any other provisions of law.

15. Other Provisions

15.1. Financial Year

The financial year of the Company shall correspond to the calendar year.

15.2. Notices

Notices and advertisements of the Company shall be published in the nationwide, official journal of the Budapest Stock Exchange and in the official publication space of the Budapest Stock Exchange Closed Limited Company (i.e. home page of the Stock Exchange) and the Official Gazette (“Cégközlöny”) in cases required by applicable law.

15.3. Interest

The Company shall not be liable for interest on the payment of dividends.

15.4. Modification of Law

If the provisions of the Companies Act in force at the date of the restating  of these Articles, specifically Part I (General Provisions on Business Associations) and Section X of Part II (Regulations Pertaining to the Various Forms of Business Associations)  are amended the review of these Articles and necessary changes shall be placed on the agenda of the General Meeting to be held immediately after the amendment of the Companies Act, to avoid any violation of the rights of shareholders as a result of the amendment of the Companies Act.

15.5. Universal electronic communications service providing obligations:

Pursuant to Section 119-120 of Act C of 2003 on electronic communications and as a performance thereof the provisions of the Universal Telecommunications Service Provisioning Contract and its Annex 1 (Articles of Associations) concluded between the Minister heading the Prime Minister’s Office and Magyar Távközlési Részvénytársaság shall remain effective until the conclusion of the universal electronic communications service provisioning contract between the Minister of Informatics and Communications and Matáv Magyar Távközlési Részvénytársaság.

15.6. Miscellaneous

15.6.1. On the effective date of this amendment of the Articles, all prior versions of the Articles and all resolutions of the Company inconsistent with these Articles shall have no effect.

“References in the Articles made to Act no VI of 1988 are repealed and replaced by the relevant provisions of Act CXLIV of 1997.”

Budapest, December 21, 2006

This Articles of Associations have been worded into a unified structure and the modifications in 1.6.2., and 15.2. were countersigned by:

Dr. Tibor Székelyhídi

Annex 1

to the Articles of Association to the Articles of Association approved, amended and laid down at the General Meeting of Hungarian Telecommunications Company Limited held on April 26, 2002

The major obligations undertaken in the Universal Telecommunications Service Agreement concluded between the Minister heading the Prime Minister’s Office and Hungarian Telecommunications Company Limited pursuant to and as a fulfillment of Articles 50 and 106 (5) of Act XL of 2001 on Communications

“5.1.	General obligations of the Service Provider”
“5.1.1.	Processing of request of establishment of subscriber access point”
“5.1.2.	Establishment of subscriber access point”
“5.1.3.	Provision of operator-assisted services”
“5.1.4.	Creation of the conditions of emergency calls”
“5.1.5.	Directory”
“5.2.	Quality requirements of the universal service”
“5.3.	Fault report service, fault repair, billing complaint handling”
“5.4.	Installation and operation of public payphones”
“5.5.	Penalty for delay”
“5.6.	Keeping of accounting records and statements”
“5.7.	Data supply to authorities”
“6.	The service provider’s right to use other technology when providing universal service”
“7.	Tariffs, tariff packages”
“8.	Support to universal telecommunications services”
“9.	The Minister’s obligations”
“10.	Conditions of service suspension”
“13.	Settlement of disputes, right to make comments and proposals”